Exhibit 21.1

SUBSIDIARIES OF

TROPICANA LAS VEGAS

HOTEL AND CASINO, INC.

JURISDICTION OF INCORPORATION
SUBSIDIARIES OF TROPICANA LAS VEGAS HOTEL AND CASINO, INC.:
Tropicana Las Vegas Intermediate Holdings Inc.	Delaware
SUBSIDIARIES OF TROPICANA LAS VEGAS INTERMEDIATE HOLDINGS, INC.:
Tropicana Las Vegas, Inc.	Nevada